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                                 EXHIBIT INDEX
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Exhibit No.         Exhibit Description
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   99.1             Explanation of Responses








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                                                                    EXHIBIT 99.1



(1) As of January 28, 2005, the Reporting Person and the Issuer entered into a settlement agreement, and other related agreements, pursuant to which, among other things:

         (i) 4,389,000 shares of Common Stock of the Issuer jointly owned by the Reporting Person and his spouse, and 649,000 shares of Common Stock of the Issuer held in the name of Ofir Holding Limited, a company in which the Reporting Person shares ownership (collectively, the "Shares"), were sold for an aggregate purchase price of $170,000 (the "Purchase Price"). The Purchase Price was negotiated as part of the overall settlement agreement between the Issuer and the Reporting Person, and, therefore, does not necessarily represent the market value of the Shares on the date of the transaction;

         (ii) Stock Options to purchase 1,750,000 shares of Common Stock of the Issuer, at an exercise price of $.01 per share, and Stock Options to purchase 90,000 shares of Common Stock of the Issuer, at an exercise price of $.001 per share, which had previously been granted to the Reporting Person by the Issuer in connection with services provided, and to be provided, by the Reporting Person to the Issuer, were terminated; and

         (iii) Stock Options to purchase 1,093,750 shares of Common Stock of the Issuer, at an exercise price of $.01 per share, and Stock Options to purchase 90,000 shares of Common Stock of the Issuer, at an exercise price of $.001 per share (collectively, the "New Options"), were granted to the Reporting Person to replace certain options that had previously vested. All of the New Options vested immediately upon their grant.

(2) These shares were held in the name of Ofir Holding Limited, a company in which the Reporting Person shares ownership.

(3) As of the date of their cancelation, 1,093,750 of these options were exercisable. 218,750 additional options would have vested on each of March 31, 2005, June 30, 2005 and September 30, 2005.

(4) These options had been granted to the Reporting Person by the Issuer in connection with services provided, and to be provided, by the Reporting Person to the Issuer.